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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-121263


                             APPLICABLE FINAL TERMS

      Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S.
persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S.
Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 1822 DATED 01 FEBRUARY 2008

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$150,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$18,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013
CURRENTLY TOTALING A$2,731,890,000.00 (A$ 2,085,390,000.00 INCLUDING BUY BACKS)]

                            PART A--CONTRACTUAL TERMS

      Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated
December 4, 2001 and the US Prospectus dated March 9, 2000 (together, the
"Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2007, and the US Prospectus dated December 10, 2007
(together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus
Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original
Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000,
Australia, and copies may be obtained from the listing agent, Deutsche Bank
Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms
(which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

      [Include whichever of the following apply or specify as "Not Applicable"
(N/A). Note that the numbering should remain as set out below, even if "Not
Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

      [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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
1.  (i)    Issuer:                     Queensland Treasury Corporation

    (ii)   Guarantor:                  The Treasurer on behalf of the Government
                                       of Queensland

2.         Benchmark line:             2013
                                       (to be consolidated and form a single
                                       series with QTC 6% Global A$Bonds due
                                       14 August 2013, ISIN US748305BD00)

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
3.         Specific Currency or          AUD ("A$")
           Currencies:

4.  (i)    Issue price:                  99.128%

    (ii)   Dealers' fees and             No fee or commission is payable in
           commissions paid by           respect of the issue of the bond(s)
           Issuer:                       described in these final terms (which
                                         will constitute a "pricing supplement"
                                         for purposes of any offers or sales in
                                         the United States or to U.S. persons).
                                         Instead, QTC pays fees and commissions
                                         in accordance with the procedure
                                         described in the QTC Offshore and
                                         Onshore Fixed Interest Distribution
                                         Group Operational Guidelines.

5.         Specified Denominations:      A$1,000

6.  (i)    Issue Date:                   05 February 2008

    (ii)   Record Date (date on and      6 February / 6 August. Security will be
           from which security is        ex-interest on and from 7 February /
           Ex-interest):                 7 August.

    (iii)  Interest Payment Dates:       14 February / 14 August

7.         Maturity Date:                14 August 2013

8.         Interest Basis:               6 per cent Fixed Rate

9.         Redemption/Payment Basis:     Redemption at par

10.        Change of Interest Basis       Not Applicable
           or Redemption/Payment
           Basis:

11. (i)    Status of the Bonds:          Senior and rank pari passu with other
                                         senior, unsecured debt obligations of
                                         QTC

    (ii)   Status of the Guarantee:      Senior and ranks pari passu with all its
                                         other unsecured obligations

12.        Method of distribution:       Non-syndicated
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PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

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
13.        Fixed Rate Note Provisions
           Applicable

    (i)    Rate(s) of Interest:          6 per cent per annum payable
                                         semi-annually in arrears

    (ii)   Interest Payment Date(s):     14 February and 14 August in each year
                                         up to and including the Maturity Date

    (iii)  Fixed Coupon Amount(s):       A$30 per A$1,000 in nominal amount
           (Applicable to bonds in
           definitive form)

    (iv)   Determination Date(s):        Not Applicable

    (v)    Other terms relating to       None
           the method of calculating
           interest for Fixed Rate
           Bonds:
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PROVISIONS RELATING TO REDEMPTION

14.        Final Redemption Amount:      A$1,000 per bond of A$1,000 Specified
                                         Denomination

                                         (NB: If the Final
                                         Redemption Amount is other than 100 per
                                         cent. of the nominal value the bonds
                                         will be derivative securities for the
                                         purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus Directive Regulation will apply and the Issuer will prepare and publish a supplement to the Prospectus)

15.        Early Redemption              Not Applicable
           Amount(s) payable on
           redemption for
           taxation reasons or
           on event of default
           and/or the method of
           calculating the
           same:
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GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.        Form of Bonds:                Permanent Global Note not exchangeable
                                         for Definitive Bonds

17.        Additional Financial          Not Applicable
           Centre(s) or other
           special provisions
           relating to Payment Dates:

18.        Talons for future Coupons     No
           or Receipts to be
           attached to Definitive
           Bonds (and dates on
           which such Talons
           mature):

19.        Other terms or special        Not Applicable
           conditions:
                                         (When adding any other final terms
                                         consideration should be given as to
                                         whether such terms constitute
                                         "significant new factors" and
                                         consequently trigger the need for a
                                         supplement to the Prospectus under
                                         Article 16 of the Prospectus Directive)

DISTRIBUTION

20. (i)    If syndicated, names and      Not Applicable
           addresses of Managers
           and underwriting
           commitments:

    (ii)   Date of Dealer Agreement:     01 February 2008

    (iii)  Stabilizing Manager(s)        Not Applicable
           (if any):

21.        If non-syndicated, name       Royal Bank of Canada DS Global Markets
           and address of relevant       Level 18
           Dealer:                       167 Macquaire Street
                                         SYDNEY NSW 2000

22.        Whether TEFRA D or TEFRA      TEFRA Not Applicable
           C rules applicable or
           TEFRA rules not
           applicable:

23.        Non exempt Offer              Not Applicable
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
                                         (N.B. Consider any local regulatory
                                         requirements necessary to be fulfilled
                                         so as to be able to make a non-exempt
                                         offer in relevant jurisdictions. No such
                                         offer should be made in any relevant
                                         jurisdiction until those requirements
                                         have been met. Non-exempt offers may
                                         only be made into jurisdictions in which
                                         the base prospectus (and any supplement)
                                         has been notified/passported.)

24.        Additional selling            Not Applicable
           restrictions:

LISTING APPLICATION

      These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$18,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By: ____________________________________
            Duly authorized
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                            PART B--OTHER INFORMATION

1.         LISTING AND ADMISSION TO TRADING

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
    (i)    Listing                     Bourse de Luxembourg.

    (ii)   Admission to trading:       Application has been made by the Issuer
                                       (or on its behalf) for the bonds to be
                                       admitted to trading on the regulated
                                       market of the Bourse de Luxembourg with
                                       effect from the Issue Date.

                                       (Where documenting a fungible issue need to indicate that original securities are already admitted to trading.)

2.         RATINGS

           Ratings:                    The bonds to be issued have been rated:
                                       S&P:       AAA
                                       Moody's:   Aaa

                                       An obligation rate 'AAA' by S&P has the
                                       highest credit rating assigned by
                                       Standard & Poor's. The obligor's
                                       capacity to meet its financial
                                       commitment on the obligation is
                                       extremely strong.

                                       Obligations rated 'AAA' by Moody's are
                                       judged to be of the highest quality with minimal credit risk.

                                       A credit rating is not a recommendation
                                       to buy, sell or hold securities and may
                                       be revised or withdrawn by the rating
                                       agency at any time. Each rating should
                                       be evaluated independently of any other
                                       rating.

                                       (The above disclosure should reflect the
                                       rating allocated to bonds issued under
                                       the bond facility generally or, where
                                       the issue has been specifically rated,
                                       that rating.)
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3.        INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.        REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)        Reasons for the Offer:        See "Use of Proceeds" section in the
                                         prospectus supplement--if reasons for
                                         offer different from making profit
                                         and/or hedging certain risks will need
                                         to include those reasons here.

(ii)       Estimated net proceeds:       Not Applicable.
                                         (If proceeds are intended for more than

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
                                         one use will need to split out and
                                         present in order of priority. If
                                         proceeds insufficient to fund all
                                         proposed uses state amount and sources
                                         of other funding.)

(iii)      Estimated total expenses:     Not Applicable.
                                         [Expenses are required to be broken down
                                         into each principal intended "use" and
                                         presented in order of priority of such
                                         "uses".]

5.         YIELD

           Indication of yield:          6.82%

                                         Calculated as 7 basis points less than
                                         the yield on the equivalent A$ Domestic
                                         Bond issued by the Issuer under its
                                         Domestic A$ Bond Facility on the Trade
                                         Date. The yield is calculated at the
                                         Trade Date on the basis of the Issue
                                         Price. It is not an indication of future yield.

6.         OPERATIONAL INFORMATION

(i)        ISIN Code:                    US748305BD00

(ii)       Common Code:                  014569359

(iii)      CUSIP Code:                   748305BD0

(iv)       Any clearing                  Not Applicable
           system(s) other than
           Depositary Trust
           Company, Euroclear
           Bank S.A./N.V. and
           Clearstream Banking,
           societe anonyme and
           the relevant
           identification
           number(s):

(v)        Delivery:                     Delivery free of payment

(vi)       Names and addresses of        [ ]
           additional Paying
           Agent(s) (if any):

7.         TERMS AND CONDITIONS OF THE
           OFFER

(i)        Offer Price;                  Not applicable

(ii)       [Conditions to which the      Not applicable
           offer is subject;]

(iii)      [Description of the           Not applicable
           application process;]

(iv)       [Details of the minimum       Not applicable
           and/or maximum amount of
           application;]

(v)        [Description of               Not applicable
           possibility to reduce
           subscriptions and manner
           for refunding excess
           amount paid by
           applicants;]

(vi)       [Details of the               Not applicable
           method and time limits for
           paying up and delivering
           the bonds;]

(vii)      [Manner in and date           Not applicable
           on which results of the
           offer are to be made
           public;]
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
(viii)     [Procedure for exercise of    Not applicable
           any right of pre-emption,
           negotiability of subscription
           rights and treatment of
           subscription rights not
           exercised;]

(ix)       [Categories of potential      Not applicable
           investors to which the bonds
           are offered and whether
           tranche(s) have been reserved
           for certain countries;]

(x)        [Process for notification     Not applicable
           to applicants of the amount
           allotted and the indication
           whether dealing may begin
           before notification is made;]

(xi)       [Amount of any expenses and   Not applicable
           taxes specifically charged
           to the subscriber or
           Purchaser;]

(xii)      [Name(s) and address(es),     None
           to the extent know to the
           Issuer, of the placers in the
           various countries where the
           offer takes place.]
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